Exhibit 4.5
AMENDMENT NO. 3
TO THE
GLAXOSMITHKLINE RETIREMENT SAVINGS PLAN
(Amended and Restated Effective July 1, 2001, as
Amended Through November 26, 2002)

          Pursuant to resolutions of the Board of Directors of SmithKline Beecham Corporation, adopted June 15, 2009, the GlaxoSmithKline Retirement Savings Plan (the “Plan”) is amended as follows:
     1. Article 1 of the Plan is amended by adding the definition of “Corporate Transaction” to read as follows:
“‘Corporate Transaction’ means a transaction pursuant to which the Company or an Affiliated Company (i) acquires an ownership interest in an employer such that such employer becomes an Affiliated Company, or (ii) acquires substantially all of the assets of a trade or business of an employer, as a result of which former employees of such employer become Employees.”
     2. Article 2 of the Plan is amended by adding a Section 2.2.4 to read as follows:
“2.2.4 Corporate Transactions. Except as otherwise provided in this Section 2.2.4, an individual who becomes an Employee as the direct result of a Corporate Transaction shall not be treated as an Employee before he is first credited with an Hour of Service. An employee of an acquired company listed in Appendix C who became an Employee as the direct result of a Corporate Transaction, and who subsequently became an Eligible Employee as of the relevant eligibility service effective date listed in Appendix C for such acquired company, shall be credited with a Period of Service for purposes of Section 2.2.2.1(C) and Section 4.1.4 based on an Employment Commencement Date determined as of his employment commencement date with the acquired company.”
     3. The Plan is amended by adding an Appendix C in substantially the form attached hereto.
Executed this 22nd day of June, 2009.

SMITHKLINE BEECHAM CORPORATION, a GlaxoSmithKline company
By:	/s/ William J. Mosher
William J. Mosher
Vice President and Secretary

APPENDIX C
ACQUISITION TABLE
Pursuant to Section 2.2.4, an Employee shall be credited with a Period of Service for purposes of Section 2.2.2.1(C) and Section 4.1.4 with an Employment Commencement Date determined based on his employment commencement date with one of the acquired companies listed below, provided he is an Eligible Employee of a Participating Company on the relevant Eligibility Service Effective Date:

Acquired Company	Eligibility Service Effective Date
Corixa Corporation	January 1, 2006
ID Biomedical Corporation of Maryland	June 26, 2006
ID Biomedical Corporation of Northborough	June 26, 2006
CNS, Inc.	January 22, 2007
Praecis Pharmaceuticals Incorporated	April 30, 2007
Reliant Pharmaceuticals, Inc.	February 18, 2008
Sirtris Pharmaceuticals, Inc.	July 3, 2008
Genelabs Technology, Inc.	February 9, 2009